EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this registration statement of FGBC Bancshares, Inc. on Form S-8 of our report, dated March 28, 2007, included in the Annual Report on Form 10-K of FGBC Bancshares, Inc. for the year ended December 31, 2006.
/s/ Mauldin & Jenkins, LLC
Atlanta, Georgia
June 25, 2007